UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): October 30, 2005


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)

            1-5721                                      13-2615557
     (Commission File Number)                  (IRS Employer Identification No.)

  315 PARK AVENUE SOUTH, NEW YORK, NEW YORK                10010
  (Address of Principal Executive Offices)              (Zip Code)

                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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           Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2005, Leucadia National Corporation ("Leucadia") and its subsidiary, Baldwin Enterprises, Inc. ("Baldwin"), entered into a purchase agreement ("Agreement") with Level 3 Communications, Inc. ("Level 3") and its subsidiary, Level 3 Communications, LLC, pursuant to which Level 3 would purchase all of the membership interests in Leucadia's telecommunications subsidiary, WilTel Communications Group, LLC ("WilTel"), excluding certain specified WilTel assets and liabilities.

Leucadia estimates that it will realize net value of approximately $750 million and record a net gain of $150 million, based upon the current value of the cash and stock consideration to be received from Level 3, together with the estimated value of the retained assets and retained liabilities discussed below and certain other adjustments.

The Level 3 consideration consists of $370 million in cash, plus $100 million in cash to reflect Leucadia's obligation to leave that amount of cash in WilTel, and 115 million newly issued shares of Level 3 common stock (with a market value of $310.5 million, based on a $2.70 per share closing price of Level 3 common stock on October 28 , 2005, the last trading day before the Agreement was announced), subject to adjustment for minimum working capital on December 31, 2005, which is not expected to be material. The Agreement also gives Level 3 a cash substitution right that allows it to pay additional cash consideration instead of common stock, at a price per share equal to the greater of $2.35 per share and the volume weighted average per share sales prices of Level 3 common stock for the 10-day period preceding the closing. Level 3 also has the right to reduce the stock portion of the purchase price by $80 million, using the same value for the Level 3 common stock as used in the cash substitution right, if it chooses to retain responsibility for WilTel's defined benefit pension plan and supplemental retirement plan. The Level 3 common stock has the benefit of a registration rights agreement and is subject to a transfer restriction that limits the number of shares Leucadia can sell (with certain exceptions) on any given day for a period of approximately 150 days. Level 3 will be required to file a registration statement covering the shares to be issued to Leucadia within 2 business days of the closing.

As specified in the Agreement, on or prior to the closing WilTel will transfer certain retained assets to Baldwin and Baldwin will assume certain retained liabilities. The retained assets include all cash and cash equivalents in excess of $100 million at December 31, 2005, all marketable securities, WilTel's headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets. In addition, WilTel will assign to Baldwin all of its right to receive cash payments from SBC Communications Inc. totaling $236 million, pursuant to the previously announced Termination, Mutual Release and Settlement Agreement dated June 15, 2005 among Leucadia, WilTel and SBC. The retained liabilities include all of WilTel's long term debt obligations, WilTel's obligations under its defined benefit pension plan and supplemental retirement plan (subject to the substitution right referred to above), certain other employee related liabilities and other claims. The Agreement requires payment in full of WilTel's obligations under its credit agreement ($357.5 million principal amount


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
outstanding) and for Leucadia to obtain a release for WilTel from any obligation under the outstanding mortgage note secured by its headquarters building ($59.7 million principal amount outstanding). Leucadia intends to cause WilTel to pay these obligations in full in the near future. During the fourth quarter of 2005 Leucadia expects to classify WilTel as a discontinued operation.

The Agreement requires that all parties make the appropriate filings to treat the purchase of WilTel's membership interest as a purchase of assets for federal, state and local income and franchise tax purposes. As a result, WilTel's operating loss carryforwards, including any tax loss carryforwards generated by the sale, will remain with Leucadia. Based on the current value of the stock portion of the purchase price, Leucadia estimates that after the closing it will have a federal net operating loss carryforward of approximately $4.9 billion, which is subject to qualifications, limitations and uncertainties as discussed in Leucadia's annual report on Form 10-K for the year ended December 31, 2004.

Closing of the transaction is subject to customary closing conditions and regulatory approval, which is expected to be received in the first quarter of 2006.

A copy of the press release issued by Leucadia on October 31, 2005 is included in this Report as Exhibit 99.1.

           Item 9.01. Financial Statements and Exhibits.

           (c) Exhibits

                  99.1 Press Release of Leucadia National Corporation dated October 31, 2005.










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
                                   SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 31, 2005

                                          LEUCADIA NATIONAL CORPORATION


                                          By: /s/  Joseph A. Orlando
                                             -----------------------------------
                                             Name:    Joseph A. Orlando
                                             Title:   Vice President and Chief
                                                      Financial Officer













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